EXHIBIT 17.1

To: Graphite Corp. and its board of directors

Date: 29 March 2015

Re: Resignation from the board of directors

I hereby resign from the board of directors effective immediately. I wish to make no statement of any nature in connection herewith.

By:	/s/ Ziv Barak
Ziv Barak